THE VICTORY PORTFOLIOS
Statement of Assets and Liabilities
October 31, 1997
(Amounts in thousands, except per share amounts)


                                                                                 Real Estate
                                                                              Investment Trust
                                                                                    Fund
                                                                              ----------------
       ASSETS:
       Investments, at value (Cost $3,674)                                       $      4,168
       Interest and dividends receivable                                                    8
       Receivable for capital shares issued                                                31
       Receivable from brokers for investments sold                                       169
                                                                                 ------------
                Total Assets                                                            4,376
                                                                                 ------------

       LIABILITIES:
                Total Liabilities                                                           0
                                                                                 ------------
       NET ASSETS:
       Capital                                                                          3,842
       Undistributed net investment income                                                 20
       Net unrealized depreciation from investments                                       494
       Accumulated undistributed net realized gains (losses)
            from investment                                                                20
                                                                                 ------------
                Net Assets                                                       $      4,376
                                                                                 ============
       Outstanding units of beneficial interest (shares)
                Total                                                                     363
       Net asset value
            Redemption price per share                                           $      12.07
                                                                                 ============

       Maximum sales charge                                                              5.75%
                                                                                 ============
       Maximum offering price per share (100%/(100%-maximum sales charge) of net asset value adjusted to
            nearest cent)                                                        $      12.81
                                                                                 ============


                                                                         THE VICTORY PORTFOLIOS
                                                                         Statements of Operations
                                                                 For the Period Ended October 31, 1997

                                                                          Amounts in Thousands

                                                                         Real Estate Investment
                                                                             Trust Fund (a)
                                                                         ---------------------
                                                                             Period Ended
                                                                              October 31,
                                                                                 1997
                                                                                 (000)
                                                                         ---------------------
Investment Income:
Interest income                                                           $           65
Dividend income                                                                       14
Foreign tax withholding                                                                0
                                                                          --------------
         Total Income                                                                 79
                                                                          --------------
Expenses:                                                                              0
Investment advisory fees                                                              16
Administration fees                                                                    2
Shareholder service fees                                                               0
Shareholder service fees-Class A                                                       0
Shareholder service fees and 12b-1 fees-Class B                                        0
Accounting fees                                                                       15
Custodian fees                                                                         1
Legal and audit fees                                                                   2
Amortization of organization costs                                                     2
Trustees' fees and expenses                                                            0
Transfer agent fees                                                                    5
Registration and filing fees                                                           1
                                                                                       0
Printing fees                                                                          1
Other                                                                                  0
Expenses voluntarily reduced                                                         (18)
                                                                          --------------
         Expenses before reimbursement from distributor                               27
         Expenses reimbursed by investment distributor                               (27)
                                                                          --------------
         Total Expenses                                                                0
                                                                          --------------
Net Investment Income                                                                 79
                                                                          --------------

Realized/Unrealized Gains (Losses) from Investments
         and Foreign Currencies:
Net realized gains from investment transactions                                       20
Net realized gains (losses) from foreign currency transactions                         0
Net change in unrealized depreciation from investments                               494
Change in unrealized appreciation from translation of                                  0
         assets and liabilities in foreign currencies                                  0
                                                                          --------------
Net realized/unrealized losses from investments:                                     514
                                                                          --------------
                                                                                       0
Change in net assets resulting from operations                            $          593
                                                                          ==============

                                                                   CHECK:            593
                                                                                       0

          (a) The Real Estate Investment Trust Fund commenced operations on April 18, 1997.

                             THE VICTORY PORTFOLIOS
                       Statements of Changes in Net Assets

                             (Amounts in Thousands)



                                                                                           Real Estate Investment Fund (a)
                                                                                           -------------------------------


                                                                                                  Period Ended
                                                                                                   October 31,
                                                                                                      1997
                                                                                                     (000)
                                                                                           -------------------------------
       FROM INVESTMENT ACTIVITIES:
       OPERATIONS:
            Net investment income                                                          $            79
            Net realized (losses) from investment transactions                                          20
            Net change in unrealized appreciation
                   (depreciation) from investments                                                     494
                                                                                           ---------------
       Change in net assets resulting
            from operations                                                                            593
                                                                                           ---------------
       DISTRIBUTIONS TO SHAREHOLDERS:
            From net investment income                                                                 (59)
            In excess of net investment income                                                           0
            From net realized gains from investment transactions                                         0
            In excess of net realized gains from investment transactions                                 0
                                                                                           ---------------
       Change in net assets from
            distributions to shareholders                                                              (59)
                                                                                           ---------------
       CAPITAL TRANSACTIONS:
            Proceeds from shares issued                                                              3,842
            Proceeds from shares issued in connection with acquisition
            Dividends reinvested                                                                         0
            Cost of shares redeemed                                                                      0
                                                                                           ---------------
       Change in net assets from
            capital transactions                                                                     3,842
                                                                                           ---------------
       Change in net assets                                                                          4,376
       NET ASSETS:
            Beginning of period                                                                          0
                                                                                           ---------------
            End of period                                                                  $         4,376
                                                                                           ===============
                                                                                 CHECK:              4,376
                                                                                                         0

       SHARE TRANSACTIONS:
            Issued                                                                                     363
            Issued in connection with acquisition
            Reinvested                                                                                   0
            Redeemed                                                                                     0
                                                                                           ---------------
       Change in shares                                                                                363
                                                                                           ===============

        (a) The Real Estate  Investment Fund commenced  operations as of April
            30, 1997.


                                                   NOTES TO FINANCIAL STATEMENTS
                                                                OCTOBER 31, 1997

THE VICTORY PORTFOLIOS
--------------------------------------------------------------------------------


1. Organization:

The Victory Portfolios (collectively, the "Trust" and individually, a "Fund") was organized on December 6, 1995 as a successor to a company of the same name organized as a Massachusetts business trust on February 5, 1986. The Trust is registered under the Investment Company Act of 1940, as amended, (the "1940
Act") as an open-end investment company established as a Delaware business trust. The Trust is authorized to issue an unlimited number of shares which are units of beneficial interest with a par value of $0.001. The Trust presently offers shares of 25 active funds. Included are the financial statements and financial highlights of the U.S. Government Obligations Fund, Prime Obligations Fund, Financial Reserves Fund, Tax-Free Money Market Fund, Ohio Municipal Money Market Fund, Limited Term Income Fund, Intermediate Income Fund, Investment Quality Bond Fund, Government Mortgage Fund, Fund for Income, National Municipal Bond Fund, New York Tax-Free Fund, Ohio Municipal Bond Fund, Balanced Fund, Stock Index Fund, Diversified Stock Fund, Value Fund, Growth Fund, Special Value Fund, Special Growth Fund, Ohio Regional Stock Fund, International Growth Fund, Lakefront Fund, and the Real Estate Investment Trust ("REIT") Fund.

The U.S. Government Obligations Fund is authorized to issue two classes of shares: Investor Shares and Select Shares. The National Municipal Bond Fund, New York Tax-Free Fund, Balanced Fund, Diversified Stock Fund, Special Value Fund, Ohio Regional Stock Fund and International Growth Fund are authorized to issue two classes of shares: Class A Shares and Class B Shares. Each class of shares in a Fund has identical rights and privileges except with respect to fees paid under shareholder servicing or distribution plans, expenses allocable exclusively to each class of shares, voting rights on matters affecting a single class of shares, and the exchange privilege of each class of shares.

The U.S. Government Obligations Fund and The Prime Obligations Fund seek to provide current income consistent with liquidity and stability of principal. The Financial Reserves Fund seeks to obtain as high a level of current income as is consistent with preserving capital and providing liquidity. The Tax-Free Money Market Fund seeks to provide current interest income free from federal income taxes consistent with relative liquidity and stability of principal. The Ohio Municipal Money Market Fund seeks to provide current income exempt from federal income tax and the personal income taxes imposed by the State of Ohio and Ohio municipalities consistent with the stability of principal. The Limited Term Income Fund seeks to provide income consistent with limited fluctuation of principal. The Intermediate Income Fund and Investment Quality Bond Fund seek to provide a high level of income. The Government Mortgage Fund seeks to provide a high level of current income consistent with safety of principal. The Fund for Income seeks to provide a high level of current income consistent with preservation of shareholders' capital. The National Municipal Bond Fund seeks to provide a high level of current interest income exempt from federal income tax, as is consistent with the preservation of capital. The New York Tax-Free Fund seeks to provide a high level of current income exempt from federal, New York State, and New York City income taxes, consistent with the preservation of shareholders' capital. The Ohio Municipal Bond Fund seeks to produce a high level of current interest income which is exempt from both federal income tax and Ohio personal income tax. The Balanced Fund seeks to provide income and long-term growth of capital. The Stock Index Fund seeks to provide long-term capital appreciation by attempting to match the investment performance of the Standard & Poor's 500 Composite Stock Index. The Diversified Stock Fund and the Growth Fund seek to provide long term growth of capital. The Value Fund seeks to provide long-term growth of capital and dividend income. The Special Value Fund seeks to provide long-term growth of capital and dividend income. The Special Growth Fund and The Ohio Regional Stock Fund seek to provide capital appreciation. The International Growth Fund seeks to provide capital growth consistent with reasonable investment risk. The Lakefront Fund seeks to provide long-term growth of capital and income. The REIT Fund seeks to provide total return through investments in real estate-related securities.

2.  Reorganization

On May 16, 1997, the Shareholders approved a reorganization plan to exchange Class A and B shares of the Government Bond Fund for shares of the Investment Quality Bond Fund. The reorganization occurred on June 13, 1997. On that date 1,928,982 shares of the Government Bond Fund were exchanged for shares of the Investment Quality Bond Fund with a value of $18,518,225. The financial statements of the Government Bond Fund are not included in the accompanying financial statements.

3. Significant Accounting Policies:

The following is a summary of significant accounting policies followed by the Trust in the preparation of its financial statements. The policies are in conformity with generally accepted accounting principles. The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expenses for the period. Actual results could differ from those estimates.

Securities Valuation:

Investments of the U.S. Government Obligations Fund, Prime Obligations Fund, Financial Reserves Fund, Tax-Free Money Market Fund, and Ohio Municipal Money Market Fund (collectively "the money market funds") are valued at either amortized cost which approximates market value, or at original cost which, combined with accrued interest, approximates market value. Under the amortized cost valuation method, discount or premium is amortized on a constant basis to the maturity of the security. In addition, the money market funds may not (a) purchase any instrument with a remaining maturity greater than 397 days unless such instrument is subject to a demand feature within 397 days, or (b) maintain a dollar-weighted-average portfolio maturity which exceeds 90 days.

Investments in common and preferred stocks, corporate bonds, commercial paper, municipal and foreign government bonds, U.S. Government securities and securities of U.S. Government agencies of the Limited Term Income Fund, Intermediate Income Fund, Investment Quality Bond Fund, Government Mortgage Fund, Fund for Income, National Municipal Bond Fund, New York Tax-Free Fund, Ohio Municipal Bond Fund, Balanced Fund, Stock Index Fund, Diversified Stock Fund, Value Fund, Growth Fund, Special Value Fund, Special Growth Fund, Ohio Regional Stock Fund, International Growth Fund, Lakefront Fund and REIT Fund, (collectively "the variable net asset value funds"), and investments in Real Estate Investment Trusts of the REIT Fund are valued at their market values determined on the basis of the latest available bid prices in the principal market (closing sales prices if the principal market is an exchange) in which such securities are normally traded or on the basis of valuation procedures approved by the Board of Trustees. Investments in investment companies are valued at their respective net asset values as reported by such companies.
Investments in foreign securities, currency holdings and other assets and liabilities of the Balanced Fund and International Growth Fund are valued based on quotations from the primary market in which they are traded and are translated from the local currency into U.S. dollars using current exchange rates. The differences between the cost and market values of investments held by the variable net asset value funds are reflected as either unrealized appreciation or depreciation.

Securities Transactions and Related Income:

Securities transactions are accounted for on the date the security is purchased or sold (trade date). Interest income is recognized on the accrual basis and includes, where applicable, the pro rata amortization of premium or accretion of discount. Dividend income is recorded on the ex-dividend date, net of foreign taxes withheld. Gains or losses realized on sales of securities are determined by comparing the identified cost of the security lot sold with the net sales proceeds.

Foreign Currency Translation:

The accounting records of the Trust are maintained in U.S. dollars. Investment securities and other assets and liabilities of the Balanced Fund and the International Growth Fund denominated in a foreign currency are translated into U.S. dollars at the current exchange rate. Purchases and sales of securities, income receipts and expense payments are translated into U.S. dollars at the exchange rate on the dates of the transactions.

The Trust isolates that portion of the results of operations resulting from changes in foreign exchange rates from those resulting from changes in market prices of securities held.

Realized foreign exchange gains or losses arise from sales and maturities of securities, sales of foreign currencies, currency exchange fluctuations between the trade and settlement dates of securities transactions, and the difference between the amount of assets and liabilities recorded and the U.S. dollar equivalent of the amounts actually received or paid. Net unrealized foreign exchange gains and losses arise from changes in the value of assets and liabilities, including investments in securities, resulting from changes in currency exchange rates.

Repurchase Agreements:

Each Fund may acquire repurchase agreements from financial institutions such as banks and broker-dealers which the Funds' investment adviser deems creditworthy under guidelines approved by the Board of Trustees, subject to the seller's agreement to repurchase such securities at a mutually agreed-upon date and price. The repurchase price generally equals the price paid by a Fund plus interest negotiated on the basis of current short-term rates, which may be more or less than the rate on the underlying securities. The seller, under a repurchase agreement, is required to maintain the value of collateral held pursuant to the agreement at not less than the repurchase price (including accrued interest). Securities subject to repurchase agreements are held by the Funds' custodian or another qualified custodian or in the Federal Reserve/Treasury book-entry system. Repurchase agreements are considered to be loans by a Fund under the 1940 Act.

Forward Currency Contracts:

A forward currency contract ("forward") is an agreement between two parties to buy and sell a currency at a set price on a future date. The market value of the forward fluctuates with changes in currency exchange rates. The forward is marked-to-market daily and the change in market value is recorded by a Fund as unrealized appreciation or depreciation. When the forward is closed, the Fund records a realized gain or loss equal to the fluctuation in value during the period the forward was open. A Fund could be exposed to risk if a counterparty is unable to meet the terms of a forward or if the value of the currency changes unfavorably.

Futures Contracts:

The Balanced Fund, Stock Index Fund, Diversified Stock Fund, Value Fund, Growth Fund, Special Value Fund, Special Growth Fund, Ohio Regional Stock Fund, International Growth Fund, and Lakefront Fund may enter into contracts for the future delivery of securities or foreign currencies and futures contracts based on a specific security, class of securities, foreign currency or an index, purchase or sell options on any such futures contracts and engage in related closing transactions. A futures contract on a securities index is an agreement obligating either party to pay, and entitling the other party to receive, while the contract is outstanding, cash payments based on the level of a specified securities index. The Trust may enter into futures contracts in an effort to hedge against market risks. The acquisition of put and call options on futures contracts will give the Trust the right (but not the obligation), for a specified price, to sell or to purchase the underlying futures contract, upon exercise of the option, at any time during the option period. Futures transactions involve brokerage costs and require the Trust to segregate assets to cover contracts that would require it to purchase securities or currencies. A Fund may lose the expected benefit of futures transactions if interest rates, exchange rates or securities prices change in an unanticipated manner. Such unanticipated changes may also result in lower overall performance than if the Fund had not entered into any futures transactions. In addition, the value of a Fund's futures positions may not prove to be perfectly or even highly correlated with the value of its portfolio securities or foreign currencies, limiting a Fund's ability to hedge effectively against interest rate, exchange rate and /or market risk and giving rise to additional risks. There is no assurance of liquidity in the secondary market for purposes of closing out futures positions.

Securities Purchased on a When-Issued Basis:

Each Fund may purchase securities on a "when-issued" basis. When-issued securities are securities purchased for delivery beyond the normal settlement date at a stated price and/or yield, thereby, involving the risk that the price and/or yield obtained may be more or less than those available in the market when delivery takes place. At the time a Fund makes the commitment to purchase a security on a when-issued basis, the Fund records the transaction and reflects the value of the security in determining net asset value. Normally, the settlement date occurs within one month of the purchase. A segregated account is established and the Funds maintain cash and marketable securities at least equal in value to commitments for when-issued securities. Securities purchased on a when-issued basis do not earn income until settlement date.

Securities Lending:

The U.S. Government Obligations Fund, Prime Obligations Fund, Financial Reserves Fund, Tax-Free Money Market Fund, Ohio Municipal Money Market Fund, Limited Term Income Fund, Intermediate Income Fund, Investment Quality Bond Fund, Government Mortgage Fund, Fund for Income, Balanced Fund, Stock Index Fund, Diversified Stock Fund, Value Fund, Growth Fund, Special Value Fund, Special Growth Fund, Ohio Regional Stock Fund, International Growth Fund, Lakefront Fund and the REIT Fund may, from time to time, lend securities from their portfolio to broker-dealers, banks, financial institutions and institutional borrowers of securities approved by the Board. The Trust will limit its securities lending to 33 1/3% of the total assets of each Fund. Key Trust Company of Ohio, N.A. ("Key Trust"), an affiliate of the Adviser, serves as the lending agent for the Trust pursuant to a Securities Lending Agency Agreement (the "Lending Agreement"). Under guidelines established by the Board of Trustees, Key Trust must maintain the loan collateral at all times in an amount equal to at least 102% of the current market value of the loaned securities in the form of cash or U.S. Government obligations, to secure the return of the loaned securities. Key Trust, at the direction of the Adviser, may invest the collateral in short-term debt instruments that the Adviser has determined present minimal credit risks. There is a risk of delay in receiving collateral or in receiving the securities loaned or even a loss of rights in the collateral should the borrower of the securities fail financially. By lending its securities, a Fund can increase its income by continuing to receive interest or dividends on the loaned securities as well as either investing the cash collateral in short-term instruments or obtaining yield in the form of interest paid by the borrower when U.S. Government securities are used as collateral. Loans are subject to termination by the Trust or the borrower at any time. During the year ended October 31, 1997, the Trust did not loan any securities.

Dividends to Shareholders:

Dividends from net investment income are declared daily and paid monthly for the money market funds. Dividends from net investment income are declared and paid quarterly for the Stock Index Fund, Diversified Stock Fund, Value Fund, Growth Fund, Special Value Fund, Special Growth Fund, Ohio Regional Stock Fund, International Growth Fund, Lakefront Fund, and the REIT Fund. Dividends from net investment income are declared and paid monthly for the Limited Term Income Fund, Intermediate Income Fund, Investment Quality Bond Fund, Government Mortgage Fund, Fund for Income, National Municipal Bond Fund, New York Tax-Free Fund, Ohio Municipal Bond Fund, and Balanced Fund. Distributable net realized capital gains, if any, are declared and distributed at least annually.

The amounts of dividends from net investment income and of distributions from net realized gains are determined in accordance with federal income tax regulations which may differ from generally accepted accounting principles. These "book/tax" differences are either considered temporary or permanent in nature. To the extent these differences are permanent in nature, such amounts are reclassified within the composition of net assets based on their federal tax-basis treatment; temporary differences do not require reclassification. Dividends and distributions to shareholders which exceed net investment income and realized capital gains for financial reporting purposes but not for tax purposes are reported as dividends in excess of net investment income or distributions in excess of net realized gains. To the extent they exceed net investment income and net realized gains for tax purposes, they are reported as distributions of capital.

Federal Income Taxes:

It is the policy of each Fund to qualify or continue to qualify as a regulated investment company by complying with the provisions available to certain investment companies, as defined in applicable sections of the Internal Revenue Code, and to make distributions of net investment income and net realized capital gains sufficient to relieve it from all, or substantially all, federal income taxes.

Other:

Expenses that are directly related to one of the Funds are charged directly to that Fund. Other operating expenses of the Trust are prorated to each Fund on the basis of relative net assets or other appropriate basis. Fees paid under a Fund's shareholder servicing or distribution plans are borne by the specific class of shares to which they apply.

 All expenses in connection with Lakefront and REIT's organization and registration under the 1940 Act and the Securities Act of 1933 will be paid by those Funds. Such expenses are being amortized over a period of five years commencing with the respective inception dates.


4. Purchases and Sales of Securities:

Purchases and sales of securities (excluding short-term securities) for the year ended October 31, 1997 were as follows (amounts in thousands):

                                     Purchases       Sales
                                     ---------       -----

Limited Term Income Fund             $115,936        133,532
Intermediate Income Fund              485,621        516,454
Investment Quality Bond Fund          398,969        371,833
Government Mortgage Fund              127,433        147,743
Fund for Income                         5,338          5,107
National Municipal Bond Fund           70,873         61,960
New York Tax-Free Fund                  9,950         17,643
Ohio Municipal Bond Fund               57,418         53,774
Balanced Fund                         333,828        319,219
Stock Index Fund                      153,451         37,428
Diversified Stock Fund                515,589        419,315
Value Fund                            107,351        114,237
Growth Fund                            34,778         35,353
Special Value Fund                    176,221        131,848
Special Growth Fund                   172,958        179,669
Ohio Regional Stock Fund                3,793          8,997
International Growth Fund             133,427        155,684
Lakefront Fund                          1,471            383
REIT Fund                              14,768          1,741

5. Related Party Transactions:

Investment advisory services are provided to all the Funds by Key Asset Management Inc. ("the Adviser"), a wholly owned subsidiary of KeyBank National Association ("Key"), formerly Society National Bank, a wholly owned subsidiary of KeyCorp. On February 28, 1997, Key Asset Management Inc. became the surviving corporation after the reorganization of four indirect investment adviser subsidiaries of KeyCorp, including KeyCorp Mutual Fund Advisers. Lakefront Capital Investors, Inc. serves as the sub-adviser for the Lakefront Fund. Under the terms of the investment advisory agreements, the Adviser is entitled to receive fees based on a percentage of the average daily net assets of the Funds. KeyTrust Company of Ohio, serving as custodian for all of the Funds, receives custodian fees in addition to reimbursement of actual out-of-pocket expenses incurred.

Key and its affiliated brokerage and banking companies also serve as Shareholder Servicing Agent for all the Funds except the U.S. Government Obligations Funds (Investor Shares), Financial Reserves Fund and Stock Index Fund. As such, Key and its affiliates provide support services to their clients who are shareholders, which may include establishing and maintaining accounts and records, processing dividend and distribution payments, providing account information, assisting in processing of purchase, exchange and redemption requests, and assisting shareholders in changing dividend options, account designations and addresses. For providing such services, Key and its affiliates may receive a fee of up to 0.25% of the average daily net assets of the Funds serviced.

BISYS Fund Services (the "Administrator"), an indirect, wholly-owned subsidiary of The BISYS Group, Inc. ("BISYS") serves as the administrator and distributor to the Trust. Certain officers of the Funds are affiliated with BISYS. Such officers receive no direct payments or fees from the Trust for serving as officers of the Trust.


Under the terms of the administration agreement, effective October 1, 1997, the Administrator's fee is computed at the annual rate of 0.15% of each funds average daily net assets of $300 million and less, 0.12% of each funds average daily net assets between $300 million and $600 million and 0.10% of each funds average daily net assets greater than $600 million. Under a Sub-Administration agreement, BISYS pays Key Asset Management Inc. a fee of up to 0.05% of each funds average daily net assets to perform some of the administrative duties for the Funds. Prior to October 1, 1997, the Administrator's fee was computed at the annual rate of 0.15% of each funds average daily net assets. Pursuant to a 12b-1 Plan, the Distributor may receive fees computed at the annual rate of 0.75% of the average daily net assets of Class B Shares of the National Municipal Bond Fund, New York Tax-Free Fund, Balanced Fund, Diversified Stock Fund, Special Value Fund, Ohio Regional Stock Fund and International Growth Fund for providing distribution services and is entitled to receive commissions on sales of shares of the variable net asset value funds. For the year ended October 31, 1997, the Distributor received approximately $911,000 from commissions earned on sales of shares of the variable net asset value funds, a portion of which the Distributor reallowed to dealers of the Funds' shares including approximately $32,000 to affiliates of the Funds. BISYS Fund Services, Ohio, Inc. (the Company), an affiliate of BISYS, serves the Trust as Mutual Fund Accountant. Under the terms of the Fund Accounting Agreement, the Company's fee is based on a percentage of average daily net assets.

Fees may be voluntarily reduced or reimbursed to assist the Trust in maintaining competitive expense ratios.

Additional information regarding related party transactions is as follows for the year ended October 31, 1997:

                                                                                     Mutual
                                                 Investment                           Fund
                                                  Advisory          Administration  Accountant    Custodian
                                                   Fees                 Fees          Fees            Fees
                                        ---------------------------  -------------  ---------   ----------------
                                           Percentage
                                           of Average    Voluntary   Voluntary
                                             Daily          Fee         Fee           Annual        Annual
                                           Net Assets   Reductions   Reductions         Fee           Fee
                                        -------------   -----------  -----------    ---------   ----------------
                                                          (000)        (000)          (000)         (000)
U.S. Government Obligations Fund             0.35%       $  --        $   --           $ 98         $ 293
Prime Obligations Fund                       0.35%          --            --             93           111
Financial Reserves Fund                      0.50%         301            --             89           162
Tax-Free Money Market Fund                   0.35%          38            --             80            78
Ohio Municipal Money Market Fund             0.50%         833           376            100           122
Limited Term Income Fund                     0.50%          16            --             34            20
Intermediate Income Fund                     0.75%         341            --             67            57
Investment Quality Bond Fund                 0.75%         209            --             57            46
Government Mortgage Fund                     0.50%          --            --             38            27
Fund for Income                              0.50%          92            18             48            17
National Municipal Bond Fund                 0.55%         240            --             57            13
New York Tax-Free Fund                       0.55%          73            16             49             5
Ohio Municipal Bond Fund                     0.60%          80            --             46            19
Balanced Fund                                1.00%         354            --             90            88
Stock Index Fund                             0.60%         574           568            121           164
Diversified Stock Fund                       0.65%          --            --            120           145
Value Fund                                   1.00%          --            --             84            92
Growth Fund                                  1.00%          --            --             52            39
Special Value Fund                           1.00%          --            --             88            86
Special Growth Fund                          1.00%          --            --             39            35
Ohio Regional Stock Fund                     0.75%          --            --             46            15
International Growth Fund                    1.10%          --            --             71           229
Lakefront Fund                               1.00%           5            --             24             2
Real Estate Investment Fund                  1.00%          15             2             15             1

6. Capital Share Transactions:

Transactions in capital shares for the Funds with multiple share classes were as follows (amounts in thousands):


                                                         National Municipal
                                                             Bond Fund                       New York Tax-Free Fund
                                               -----------------------------------------------------------------------------
                                                     Year                 Year             Year                 Year
                                                     Ended                Ended            Ended               Ended
                                                  October 31,          October 31,      October 31,         October 31,
                                                     1997                 1996             1997                 1996
                                               ------------------   ---------------   ----------------   -------------------
Capital Transactions:

Class A Shares:
Proceeds from shares issued                       $ 24,151            $ 63,557            $ 4,570            $ 2,391
Dividends reinvested                                 1,600               1,520                559                547
Cost of shares redeemed                            (16,416)            (39,445)            (3,498)            (4,419)
--------------------------------------------------------------------------------------------------------------------
Total                                             $  9,335            $ 25,632            $ 1,631            ($1,481)

Class B Shares:
Proceeds from shares issued                       $    545            $  1,441            $   585            $   859
Dividends reinvested                                    64                  44                115                 88
Cost of shares redeemed                               (204)               (141)              (476)              (370)
--------------------------------------------------------------------------------------------------------------------
Total                                             $    405            $  1,344            $   224            $   577

Share Transactions:

Class A Shares:
Issued                                               2,343               6,209                362                181
Reinvested                                             156                 152                 44                 43
Redeemed                                            (1,596)             (3,912)              (277)              (341)
--------------------------------------------------------------------------------------------------------------------
Total                                                  903               2,449                129               (117)

Class B Shares:
Issued                                                  53                 143                 46                 67
Reinvested                                               6                   4                  9                  7
Redeemed                                               (20)                (14)               (37)               (28)
--------------------------------------------------------------------------------------------------------------------
Total                                                   39                 133                 18                 46



                                             Balanced Fund          Diversified Stock Fund         Special Value Fund
                                    ----------------------------   --------------------------    ---------------------------
                                       Year            Year            Year         Year              Year          Year
                                       Ended          Ended           Ended        Ended             Ended          Ended
                                    October 31,     October 31,     October 31,   October 31,       October 31,   October 31,
                                       1997          1996 (a)          1997         1996 (a)          1997        1996 (a)
                                    ------------   -------------   ------------  ------------    --------------  -----------
Capital Transactions:
Class A Shares:
Proceeds from shares issued           75,657         84,671         426,586         133,383         120,389         87,823
Dividends reinvested                  14,836          8,742          71,806          39,512          18,714          7,377
Cost of shares redeemed              (58,208)       (47,743)       (394,709)        (87,452)        (67,494)       (36,916)
--------------------------------------------------------------------------------------------------------------------------
Total                                 32,285         45,670         103,683          85,443          71,609         58,284

Class B Shares:
Proceeds from shares issued            1,819          1,388          19,901           7,937           1,117            415
Dividends reinvested                      73             11           1,122              22              36             --
Cost of shares redeemed                 (315)           (33)         (1,815)           (215)            (35)           (52)
--------------------------------------------------------------------------------------------------------------------------
Total                                  1,577          1,366          19,208           7,744           1,118            363

Share Transactions:

Class A Shares:
Issued                                 5,819          7,287          25,259           9,364           7,776          6,676
Reinvested                             1,167            753           4,810           3,020           1,357            591
Redeemed                              (4,438)        (4,110)        (23,399)         (6,199)         (4,402)        (2,842)
--------------------------------------------------------------------------------------------------------------------------
Total                                  2,548          3,930           6,670           6,185           4,731          4,425

Class B Shares:
Issued                                   139            118           1,220             537              73             30
Reinvested                                 6              1              76               2               2             --
Redeemed                                 (24)            (3)           (106)            (15)             (2)            (4)
--------------------------------------------------------------------------------------------------------------------------
Total                                    121            116           1,190             524              73             26

(a) Effective March 1, 1996, the Fund designated the existing shares as Class A Shares and commenced offering Class B Shares.

                                   Ohio Regional Stock Fund     International Growth Fund
                                ---------------------------     ----------------------------
                                    Year            Year            Year             Year
                                    Ended           Ended           Ended           Ended
                                 October 31,     October 31,     October 31,     October 31,
                                    1997          1996 (a)          1997           1996 (a)
                                -----------   -------------     --------------  ------------
Capital Transactions:
Class A Shares:
Proceeds from shares issued          8,156         7,754           32,789          47,527
Dividends reinvested                   869         1,805            2,590             144
Cost of shares redeemed            (13,887)       (8,344)         (53,968)        (38,212)
------------------------------------------------------------------------------------------
Total                               (4,862)        1,215          (18,589)          9,459

Class B Shares:
Proceeds from shares issued            241           312               78             138
Dividends reinvested                     8            --                6              --
Cost of shares redeemed                (11)           (1)             (18)            (21)
------------------------------------------------------------------------------------------
Total                                  238           311               66             117

Share Transactions:

Class A Shares:
Issued                                 390           455            2,427           3,689
Reinvested                              45           111              201              11
Redeemed                              (678)         (492)          (3,995)         (2,994)
------------------------------------------------------------------------------------------
Total                                 (243)           74           (1,367)            706

Class B Shares:
Issued                                  12            18                6              11
Reinvested                              --            --                1              --
Redeemed                                --            --               (1)             (2)
------------------------------------------------------------------------------------------
Total                                   12            18                6               9

(a) Effective March 1, 1996, the Fundsignated the existing shares as Class A Shares and commenced offering Class B Shares.




                                          U.S. Government Obligations Fund
                                          ---------------------------------
                                              Year             Year
                                              Ended            Ended
                                           October 31,      October 31,
                                              1997           1996 (a)
                                          --------------   -------------
Capital and Share Transactions:
Investor Shares:
Proceeds from shares issued                  1,096,594               --
Dividends reinvested                                 9               --
Cost of shares redeemed                       (640,492)              --
------------------------------------------------------------------------
Total                                          456,111               --

Select Shares:
Proceeds from shares issued                  3,000,667        3,877,755
Dividends reinvested                            30,376           13,036
Cost of shares redeemed                     (3,153,435)      (3,497,927)
------------------------------------------------------------------------
Total                                         (122,392)         392,864



(a) Effective February 1, 1996, the U.S. Government Obligations Fund designated the existing shares as Select Shares and commenced offering Investor Shares.



7. Concentration of Credit Risk:

The Ohio Municipal Money Market Fund, New York Tax-Free Fund, and Ohio Municipal Bond Fund invest primarily in debt obligations issued by the respective states and their political subdivisions, agencies and public authorities to obtain funds for various public purposes and the Ohio Regional Stock Fund invest in equity securities issued by organizations domiciled in Ohio. These Funds are more susceptible to economic and political factors that may adversely affect companies domiciled within each of the states and issuers of the States' specific municipal securities than are municipal bond funds and stock funds that are not geographically concentrated to the same extent.